EXHIBIT 23.04

TAX ADVISOR’S CONSENT

Board of Directors

Bank of the Carolinas Corporation

We consent to the inclusion of our tax opinion dated June 27, 2007, regarding the federal and North Carolina income tax consequences of the Merger, in the Form S-4 Registration Statement to be field with the Securities and Exchange Commission and to the quotation or summarization of our tax opinion and the references to our firm under the heading “Material Income Tax Consequences” in the Joint Proxy Statement/Prospectus.

/s/ Dixon Hughes PLLC

Raleigh, NC

June 27, 2007